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                         SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                                    FORM N-8A

              NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                         OF THE INVESTMENT COMPANY ACT OF 1940

       The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                      Name:

                                   SENECA FUNDS

                        Address of Principal Business Office
                        (No. & Street, City, State Zip Code):

                                909 MONTGOMERY STREET
                            SAN FRANCISCO, CALIFORNIA 94133

                        Telephone Number (including area code):

                                   (415) 677-1500

                    Name and address of agent for service of process:

                           DELAWARE CORPORATION ORGANIZERS, INC.
                                 1201 NORTH MARKET STREET
                                WILMINGTON, DELAWARE 19801

Check Appropriate Box:

       Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
N-8A: YES (X)     NO ( )


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                                 SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of San Francisco and the State of California on the 18th day of December 1995.


                                SENECA FUNDS
                             (Name of Registrant)


                        By: /s/   PHILIP C. STAPLETON
                            ------------------------------
                                      Philip C. Stapleton
                                      President


Attest: /s/   ERIC L. MUNSON
       --------------------------
                   Eric L. Munson